EXHIBIT 4.1

                                  FORM OF NOTE

$__________________                                                     NO._____

                      FEDERAL MORTGAGE MANAGEMENT II, INC.

                 Promissory Note - Series 1996 [A-I/A-II/A-III]


                               0 B L I G A T I 0 N

      FEDERAL MORTGAGE MANAGEMENT II, INC., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), for value received hereby promises to pay to the registered holder of this Note the principal sum of $______________________, together with interest thereon at the annual rate of _______% (the "Note Rate"). Payment of the principal of this Note in the amount of $________________ shall occur on ___________________. Interest on the unpaid principal amount of this Note at the Note Rate shall accrue from the date of acceptance by the Corporation of the Payee's subscription to the Note herein and shall be paid on a date within thirty (30) days after attainment of the Minimum Requirement, as such Minimum Requirement is established and described in the Prospectus relating to this Note and other Notes of like Series, which Prospectus is dated _________________, 1996 (the "Note Prospectus"). Thereafter, interest shall be paid on the first day of each month that this Note is outstanding at the Note Rate until maturity.

      The Corporation shall establish and maintain a Note register which shall reflect the record holders of the Notes and any transfer of such Notes which may occur. When permitted, title to this Note and all other Notes of this Series may only be transferred by delivery of this Note or other Notes of the same Series duly endorsed by the registered holder, and any transfer or attempted transfer shall, in all events, be subject to the right of the Corporation to request such assurances and appropriate documents from the intended transferee to permit the Corporation to determine that any such proposed transferee is a suitable holder of a Note of this Series. The right of the Corporation to determine such suitability of any transferee of a Note shall not apply to transferees who are members of the original Note holder's immediate family. The term "immediate family" shall include a spouse and/or an adult child. The Corporation shall be entitled to rely upon the information reflected in the Note register and to treat the registered holder of this Note as reflected in such register as the owner of this Note for all purposes, including, without limitation, the payment of obligations arising hereunder and the carrying out of transfer instructions with respect thereto.

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                                   PREPAYMENT

      The principal amount of this Note may not be prepaid in whole or in part by the Corporation at any time.

                        NOTE OBLIGATION PARTIALLY SECURED

      This Note has been issued under that certain Indenture and Custody Agreement, dated as of _________________, 1996 (the "Agreement"), which Agreement provides for the deposit of certain assets of the Corporation with a trustee as collateral which partially secures the repayment of the obligations of the Corporation represented by the Series 1996 A Notes. All of the covenants, conditions and agreements contained in such Agreement are hereby made a part of this instrument. A copy of the Agreement may be obtained from the Corporation at its principal business office at 1800 Second Street, Suite 780, Sarasota, Florida 34236, or from the Trustee, Michael Hric, P.A., 2801 Fruitville Road, Suite 100, Sarasota, Florida 34237.

                               DEFAULT - REMEDIES

      The Corporation shall be deemed to be in Default with respect to its obligations under this Note and all like Notes of the 1996 A Series if:

      (1) the Corporation defaults in the payment of interest on any Note at the Note Rate when the same becomes due and payable and the Default in the payment of such Note interest continues for a period of thirty
           (30) consecutive days;

      (2) the Corporation defaults in the payment of the principal of any Note when the same becomes due and payable;

      (3) the Corporation or its assets become subject to any voluntary or involuntary proceeding under the Federal Bankruptcy Act or any state statute which relates to credit relief and/or the liquidation of the Corporation, which proceeding remains undismissed for a period of sixty (60) or more days; and/or

      (4) the Corporation fails to perform any of its covenants set forth in Sections 4.04, 4.05, 4.06 or 4.07 hereof, and such failure continues for a period of ten consecutive days.

In the event of the occurrence of any of the foregoing Events of Default which are continuing, the trustee under the Agreement may initiate, on behalf of all of the registered holders of the Series

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1996 A Notes, such action at law or in equity as may be appropriate to timely cure such Default.

      In the event of default in the payment of this promissory note, and if the same is collected by an attorney-at-law, the undersigned hereby agrees to pay all costs of collection, including a reasonable attorney's fee for collection, trial or appellate service.

      Presentment for payment, notice of dishonor, notice of non-payment, protest and notice of protest are hereby waived by the undersigned and any and all others who may at any time become liable for payment of all or any part of this obligation.

      IN WITNESS WHEREOF, the Corporation has caused this Note to be signed and imprinted with its corporate seal, and to be dated _______________, 1996.

                                     FEDERAL MORTGAGE MANAGEMENT, INC.

ATTEST:
By________________________
                                     By:_______________________________
Secretary                               Guy S. Della Penna, President

(CORPORATE SEAL)

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